UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2010

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iMergent, Inc.
 (Exact name of registrant as specified in its charter)

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Delaware	001-32277	87-0591719
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

10201 South 51st Street, Suite A-265
Phoenix, AZ 85044
(Address of Principal Executive Office) (Zip Code)

(623) 242-5959
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On May 4, 2010, the Federal Court of Australia, New South Wales, entered an Order on the remaining issue outstanding from a 2007 law suit filed by the Australian Competition and Consumer Commission (ACCC) against iMergent (the “Company”).

The ACCC in a 2007 action alleged violations of an earlier settlement. The suit alleged that the Company had (i) failed to notify the ACCC of seminars held in Australia; (ii) failed to provide copies of tapes of seminars to the ACCC when requested; (iii) failed to notify purchasers of the three-day cooling-off period (right to rescind); and (iv) failed to provide certain disclosures relating to the software, which were enumerated in the previous agreement. The ACCC also alleged that the prior sales offer , which had been discontinued prior to the suit, whereby the Company compared the price of the software package sold at the Workshop to a list price available to attendees for 90 days (the “90 day offer”) was deceptive.

The  prior settlement resolved issues related to the manner in which sales disclosures are made in Australia, compensation of Australian purchasers and all fees and costs incurred by the ACCC relating to the legal proceeding  which occurred prior to December 1, 2009.

The Court has found that the “90 day offer” was misleading, it found the Company did not intend to sell software at its list price and that therefore comparing the price of the software sold at the Workshop to a list price was misleading or deceptive.

The Company disputed the position of the ACCC and argued that a list price or comparison to an MSRP is not in any manner misleading. The Company does not expect this ruling to have an economic impact on the Company as the prior settlement resolved issues of restitution as well as costs and fees up to the final submission of written evidence on this issue. The Company is not limited in holding workshops in Australia.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release entitled, “iMergent Provides Update on Australia”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

Date: May 6 , 2010	/s/ Jonathan R. Erickson
By: Jonathan R. Erickson
Chief Financial Officer